UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

FORM 8-K
___________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2010

___________________

CTM MEDIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

___________________

Delaware	000-53718	26-4831346
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Largo Drive South Stamford, CT	06907
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 323-5161

Not Applicable
(Former name or former address, if changed since last report.)

___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On February 23, 2010, CTM Media Holdings, Inc. (the “Registrant”) executed an agreement to sell substantially all of the assets of its WMET radio station (other than working capital) to Huffines Media, LLC and an affiliate (the “Buyer”) for a sale price of $4 million in a combination of cash and a promissory note of the Buyer that will be secured by the assets being sold.  The purchase price is payable, at the Buyer’s option, either with $1.3 million in cash at the closing and the remainder under a two-year promissory note (which is extendable in part to three years at the option of the Buyer), or by paying a total of $3.6 million in cash at the closing as payment in full for the transaction.  The Registrant expects the transaction to close by early in its fourth fiscal quarter.

A copy of the press release issued by the Registrant concerning the foregoing is furnished herewith as Exhibit 99.1.

Item 8.01  Other Events.

On February 24, 2010, the Registrant issued a press release, announcing that its board of directors has approved the payment of a dividend in the aggregate amount of $0.25 per share (approximately $2 million in the aggregate) which will be paid to holders of CTM Media Holdings Class A, Class B and Class C common stock.  The dividend will be payable on or about March 15, 2010 to stockholders of record as of March 8, 2010.

A copy of the press release issued by the Registrant concerning the foregoing is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Document
2.1	Asset Purchase Agreement, dated February 23, 2010.

99.1	Press Release of CTM Media Holdings, Inc., dated February 24, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTM MEDIA HOLDINGS, INC.

By:	/s/ Marc E. Knoller
Name:	Marc E. Knoller
Title:	Chief Executive Officer

Dated: February 25, 2010

EXHIBIT INDEX

Exhibit Number	Document
2.1	Asset Purchase Agreement, dated February 23, 2010.

99.1	Press Release of CTM Media Holdings, Inc., dated February 24, 2010.